Exhibit 24

				POWER OF ATTORNEY


         I, R. Sanders Williams, Director of Bristol-Myers Squibb
Company (the "Company"), a corporation duly organized and existing under the laws of the State of Delaware, in the United States of America, and having its principal place of business at 345 Park Avenue, New York, New York, do hereby constitute and appoint each of Sandra Leung,
Katherine R. Kelly, and Robert J. Wollin, individually, as my lawful attorney-in-fact and in my name, place and stead to execute and deliver any and all documents relating to insider reporting requirements under
Section 16 of the Securities Exchange Act of 1934, with respect to securities issued by the Company, including, without limitation, the execution and filing of all Forms 3, 4 and 5, and to take such other action, as such attorney considers necessary or appropriate, to effectuate
such transactions.   This Power of Attorney shall remain in full force and
effect until I am no longer required to file Forms 3, 4, and 5 with respect to securities issued by the Company, unless earlier revoked.


        IN WITNESS WHEREOF, I have executed this Power of Attorney on this 20th day of September, 2011.

                                                /s/ R. Sanders Williams
						R. Sanders Williams